Addendum No. 2 TO THE SPECIFIC CREDIT AGREEMENT SIGNED ON JUNE 7, 2021

This Agreement is entered into on the date indicated below between:

(a) **BANCO BAC SAN JOSE, S. A.,** legal ID number 3-101-12009, a company organized and existing under the laws of the Republic of Costa Rica, with registered office in San José, Escazú, Plaza Roble Corporate Center Building on Terrace B, in this act represented by Mr. Francisco Echandi Gurdián, of legal age, married once, Financier, resident of San José, Curridabat, identity card number 1-698-521, in its capacity as general representative without limit of sum, company registered and in force as recorded in the Registry of Legal Entities of the National Registry, under the aforementioned legal card, in its capacity as Creditor under the Loan Agreement, (hereinafter the **"Creditor");**

(b) **3-102-784433, S.R.L.,** a company organized and existing under the laws of the Republic of Costa Rica, legal ID number 3-102-784433, with registered office in Province 01 San José, Canton 09 Santa Ana, Pozos, Centro Empresarial Forum 1, Building C, Office 1 C 1, in this act jointly represented by Mr. Jean Aubert Schnell, Older, married, businessman, resident of Escazú, with identity card 1-0847-0320, Mrs. Maricel Rojas Cruz, of legal age, married twice, Executive, resident of San José, Los Yoses, identity card number 1-482-231, and Mrs. Annette Fernández Pagan, of legal age, married once, businesswoman, resident of San José, bearer of the migratory identity document for foreigners (Dimex) 184002666420, in their capacity as Manager 08, Manager 06 and Manager 02, respectively, being the first two representatives of block B and the third representative of block A, with powers of attorney without limit of sum, a company registered and in force as recorded in the Registry of Legal Entities of the National Registry, under the aforementioned legal ID, (hereinafter the **"Debtor");**

(c) **LATAM LOGISTIC PAN HOLDCO VERBENA I, S. DE R.L.,** a company organized and existing under the laws of the Republic of Panama, registered on folio 155688648, with registered office in the Republic of Panama, Corregimiento Ciudad de Panamá, District of Panama, Province of Panama, in this act represented by Mrs. Annette Fernández Pagan, of indicated qualities, in her capacity as Manager, with sufficient powers for this act; and

(d) **HACIENDA LA VERBENA S.A., a** company organized and existing under the laws of the Republic of Costa Rica, legal ID number 3-101-640165, with registered office in the Province 01 San José, Canton 01 San José, Carmen, Calle 3, Avenidas primera y third, second floor Manuel E Vasquez Building, in this act represented by Mr. Jean Aubert Schnell, of indicated qualities, acting in his capacity as Vice-President with powers of attorney generalissimo without limit of sum registered and valid company as recorded in the Registry of Legal Entities of the National Registry, under the aforementioned legal ID, (hereinafter referred to jointly with the company Latam Logistic Pan Holdco Verbena I, S. de R.L., as the **"Cuotista");**

Mutually acknowledging the legal capacity necessary for the execution of this Agreement; **WE STATE:**

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BACKGROUND

I. Whereas, on June 7, 2021, the parties entered into a Specific Credit Agreement, by which the Creditor made available to the Debtor a non-revolving term goodwill, for the sum of forty-five million five hundred thousand Dollars (US$45,500,000.00) legal tender of the United States of America (hereinafter **"Dollars"),** (hereinafter the **"Loan").**

II. Whereas, on October 18, 2023, the contracting parties signed Addendum No. 1 to the Credit Agreement to record the increase granted by the Creditor to the Debtor indicated in the previous antecedent, in the amount of the non-revolving term goodwill credit in the amount of two million five hundred and fifty thousand Dollars (US$2,550,000.00).

III. Whereas, by means of a Letter of Commitment dated January 31, 2024 (hereinafter **"Letter of Commitment"),** the contracting parties have agreed to increase the amount of non-revolving goodwill by the sum of eleven million nine hundred and fifty thousand Dollars (US$11,950,000.00), until reaching the total amount of sixty million Dollars (US$60,000,000.00).

Therefore, in order to record in a document the agreements reached, the contracting parties have agreed to sign this Addendum No. 2 to the Loan (hereinafter the **"Addendum No. 2")** under the following terms and conditions:

Clause 1.- The contracting parties agree to modify the *"Preliminary Section Defined Terms"* regarding the *"Change of Control"* so that it reads hereafter as follows:

"PRELIMINARY SECTION DEFINED TERMS

Defined Terms. - *For the purposes of this Agreement, and unless the content requires a different interpretation, the following terms when capitalized shall have the following meanings: (...)*

"Change of Control" means *any event that results in the natural persons who as of this date hold the ultimate ownership of the Debtor, either directly or indirectly: reducing or losing the ownership or control they currently have of the Debtor's equity or losing the right to elect managers of the Debtor. In the case of Latam Logistic Properties, as it is a company whose parent company is listed on the New York Stock Exchange, it will only be understood that a Change of Control has occurred in the event that it reduces its participation in the Debtor company in such a way that it owns less than fifty percent (50%) of its capital stock or loses the right to elect managers of the Debtor. (...)"*

Clause 2.- The contracting parties agree to modify ***"Clause 1.1.- Amount"*** so that it reads as follows:

"Clause 1.1.- Amount.- *Subject to the terms and conditions of this Agreement, the Creditor has agreed to grant to the Debtor, and the Debtor has accepted, a specific non-revolving Credit, for the total sum of sixty million Dollars (US$60,000,000.00)."* **Clause 3.-**

The contracting parties agree to modify " ***Clause 1.2.- Term"*** so that it reads as follows:

"Clause 1.2.- Term.- *The term of the Credit is 180 months, counted from the date of execution of this Agreement."*

Clause 4.- The contracting parties agree to modify ***"Clause 1.3.- Purpose"*** so that it reads as follows:

"Clause 1.3.- Purpose.- *The purpose of this Credit is to assist the Debtor with the necessary financial resources to:*

a) The reprofiling and increase of transaction number 200268655, which it maintains with the Creditor.
b) The return of quotas and/or capital contributions.
c) Cover cost overruns."

Clause 5.- The contracting parties agree to modify ***"Clause 1.10.- Method of Payment"*** so that it is hereinafter read as follows:

"Clause 1.10.- Method of Payment.- *The Debtor will pay the Credit to the Creditor through 179 level, monthly, variable and consecutive installments that include interest and principal, calculated over 20 years for the initial sum of four hundred and eighty thousand eight hundred and fifty-eight Dollars (US$480,858.00), having to make the payment of the first installment on June 3, 2024 and a final payment for any other amount owed by the Debtor that is pending payment on the expiration date of the term of the Credit, that is, May 1, 2039. The leveled installments will be recalculated with the same periodicity as the adjustment in the interest rate so that the agreed term is maintained at all times."*

Clause 6.- The contracting parties agree to modify ***"Clause 1.11 "Extraordinary Credit Payment Events"*** of the Loan so that they are hereinafter read as follows:

"Clause 1.11.- Extraordinary Payment Events of the Credit.- *The Debtor undertakes to make extraordinary payments to the Credit when the following event occurs:*

(a) In the event that the partial sale of any building of the Project, with the exception of building 100, is completed, the Debtor shall make a payment of liability fees to the Creditor equivalent to 80% of the sale price or the percentage necessary to maintain compliance with the following two conditions: (1) Debt Service coverage of 1.2 times and (2) a "Loan to Value" ratio of 80%."

Clause 7.- The contracting parties agree to modify ***"Clause 1.13 "Current and Moratorium Interest"*** of the Loan so that it reads as follows:

"Clause 1.13.- Current and Moratorium Interest.- *The Debtor shall pay the Creditor current interest on the Loan as of the date of disbursement, on principal balances at an annual interest rate made up of a variable factor beyond the will and interference of the parties, which shall be the rate called Secured Overnight Financing Rate* ***("SOFR")*** *in its term modality (CME Term SOFR) for 3 months, administered by the Chicago Mercantile Exchange, as published on its website: https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html (or whoever eventually replaces him as Administrator of said rate), plus a fixed factor of* ***2.00 %*** *percentage points, with the initial rate being* ***7.33%*** *annual. However, during the term of the Loan, the current interest rate may not be less than* ***5.50%*** *per annum. The Debtor acknowledges the 3-month CME Term SOFR rate published by the Chicago Mercantile Exchange or any other public and objective reference source consulted by the Creditor, as objectively determined and of public knowledge for the purposes of Article 497 of the Commercial Code of Costa Rica. The 3-month CME Term SOFR rate is subject to periodic change and each change in such interest rate will simultaneously cause an effective change in the amount of interest to be paid by the Debtor to the Creditor. If the Debtor defaults on the payment of any sum due to the Creditor under this Agreement, the Debtor shall then pay the Creditor default interest equal to the current interest rate in effect in the month in which the default occurs, plus 2 percentage points. Default interest shall continue to accrue and be adjusted in the same manner, manner and procedure established for current interest, until the Creditor receives full payment of the amount due in arrears."*

Clause 8.- The contracting parties agree to modify ***"Clause 1.15.- Commissions and Charges" subsection (c)*** of the Loan so that they read hereafter as follows:

"Clause 1.15.- Commissions and Charges.- *The Debtor shall pay the Creditor the following commissions and charges:*

(...) (c) Prepayment Fee: *The Debtor may prepay all or part of the Credit at any time. Notwithstanding the foregoing, if the Debtor makes the total or partial prepayment of the Credit, during the first 36 months from the first Disbursement of the Credit, it must pay the Creditor a commission of 3.00% calculated on the prepaid amount. The foregoing applies when the payment comes from financing granted to the Debtor by another financial institution or by third parties and does not apply when the prepayment is made with the Debtor's own resources or that of a third-party acquirer. Any prepayment must be made on an interest payment date, together with the interest accrued on the date of such payment."*

Clause 9.- The contracting parties agree to modify " ***Clause 5.1.- Affirmative Obligations"*** of the Loan so that it reads as follows:

"Clause 5.1.- Affirmative Obligations.- *The Debtor and the Quota Holders, as far as they are concerned, are obliged and agree with the Creditor that, from this date and until the total payment of the principal and interest sums of the Credit, and in general of any other sum due to the Creditor on the occasion of this Agreement, they must:*

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(a) *Inform during the term of the Loan or for the request for new Disbursements, if: (1) there has been a Significantly Adverse Effect on its financial situation, regardless of whether the Creditor requires updated financial statements, (2) if there has been a material change in the Debtor's operations that may negatively impact its ability to meet the payment of the Loan in a timely manner.*

(b) *Notify the Creditor immediately of any modification or revocation in the powers of attorney and/or authorizations granted to persons designated to issue Disbursement instructions to the Creditor in the name and on behalf of the Debtor; releasing the Creditor from any liability, damage or prejudice that the breach of this clause may cause to the Debtor.*

(c) *Comply with the social, labor and environmental security legislation applicable to their Business Line. For such purposes, the Debtor undertakes to submit to the Creditor, at least once a year or when the Creditor so requires, the information necessary to carry out the evaluation corresponding to these issues. In the event that the information required for these purposes is not provided, is inaccurate, false or incomplete, the Creditor may notify the Debtor of the request for information, for which it will grant a period of 15 Business Days for its compliance. In the event that the information required for these purposes is not provided, the Creditor may suspend any Disbursement of the Credit pending to be issued to the Debtor.*

(d) *Provide the financial statements required by the Creditor in a timely manner. In the event that the information required for these purposes is not provided, the Creditor may suspend any Disbursement of the Credit until the default is resolved.*

(e) *Allocate the Disbursement of the Credit only to the investment plan established in clause 1.3. of this Agreement.*

(f) *Maintain active bank accounts with the Creditor and authorize automatic debit for the payment of the Credit or any other expense associated with it.*

(g) *Use the services of an auditing firm with at least 10 years of experience, and in accordance with the Debtor's profile.*

(h) *Preserve and maintain with full legal effect its existence and its full capacity to operate in Costa Rica, conducting its business substantially as described to the Creditor upon the signing of this Agreement, maintaining all licenses and permits necessary for the existence or operation of its business and complying with each and all terms, conditions and requirements of such licenses and permits.*

(i) *Keeping all of its assets in the same condition of conservation and work, and from time to time will cause or cause to be made all repairs, renovations, replacements, innovations and improvements required to preserve and maintain their value, except for normal deterioration over time, so that business conducted in connection with such assets is properly conducted at all times.*

(j) *Notify the Creditor in writing, immediately upon becoming aware of: (1) any litigation, judicial, administrative, or arbitral proceeding that may constitute a Materially Adverse Effect; (2) any Materially Adverse Effects that occur or may occur as a result of any existing litigation, judicial, administrative, or arbitral proceeding; (3) all claims for sums equal to or greater than one hundred thousand dollars (US$100,000.00), or its equivalent in Costa Rican colones, are notified to you.*

(k) *Notify the Creditor in writing, of any Case of Default or circumstance that, with the passage of time, may become a Case of Default of any of the Financing Documents.*

(l) *Timely file any and all income tax returns and other taxes, and pay all municipal taxes y any other rate, charge, tax, canon, corresponding to its assets, as well as all insurance policies on the property granted as collateral.*

(m) *To grant additional guarantees to the satisfaction of the Creditor, in the event that the Creditor, after carrying out the inspections that must be carried out in accordance with the applicable legislation, determines that the guarantee has deteriorated and it does not reach the originally approved coverage percentage. The cost of the valuations shall be borne by the Debtor.*

(n) *Maintain at all times in Costa Rica complete record books and accounting books, and an accounting system in accordance with IFRS and shall protect such books and accounts against loss or damage, and shall permit the Creditor, its agents o representatives discuss them and their financial condition with their representatives.*

(o) *When the provision of the audited financial statements (if required by the Creditor) is delayed due to factors attributable to the Debtor's audit firm, provide the Creditor with a letter from its auditors informing them of the status of the audit process and the estimated time to deliver the report. This letter must be delivered within 15 Business Days following the expiration of the deadline established for the delivery of the audited statements.*

(p) *Keep the Project Account active and keep the automatic debit authorized for the payment of the Credit. Likewise, the Debtor must maintain bank accounts with the Creditor for the management of its customers' transfers and must remain affiliated with the Creditor's electronic payment system of suppliers.*

(q) *Cause the Quota Holders, their Affiliated Companies, Related Companies and Subsidiary Companies, to be obliged to subordinate only the payment of the credits granted directly to the Debtor, the withdrawals or refunds of capital contributions, the payments of incentives and dividends of direct interests in the Debtor, to the Debtor first complying with the priority cancellation of the Credit Debt Service, which must be evidenced to the Creditor no later than within 3 months following the date of execution of the Contract by: (1) the testimony of the protocolization of an agreement of the Debtor's Quota Holders where the Quota Holders assume the above obligation, or (2) the signing of a contract by the Affiliated Companies, Related Companies and Subsidiary Companies, where they assume the above obligation. Neither the shareholders' agreement nor the aforementioned contract may be amended or terminated without the prior written consent of the Creditor, which is*

must be stated in the respective agreements. The Debtor may carry out the aforementioned acts, provided that it is in compliance with the financial reasons stipulated in clause 6.1. subsections (c) and (d) of this Agreement.

(r) Cover, without delay, any shortfall in funds required during the construction phase of the Project, as soon as there is a deviation or cost overrun from the budget, regardless of whether they are due to endogenous factors or events o exogenous to the Project.

(s) Subordinate expenses and fees to Affiliated Companies, Related Companies and Subsidiary Companies for the purpose of promptly servicing the Debt Service.

(t) Make the contributions to cover the indirect expenses during the development process of the Project in accordance with the cash flow presented by the Debtor for the analysis of the Credit, guaranteeing that the Project will be executed without interruptions.

(u) Present suitable documentation that evidences the structure and mechanism to be used to carry out the entire process of submitting the Trust Estate to the condominium property regime, with its respective schedule, areas and which will include its different milestones and the estimated date of achievement of each of these.

(v) Allow, coordinate and collaborate with the Technical Advisor of the Creditor, the performance of a closing appraisal, once the Project is completed and the Trust Estate has been submitted to the condominium property regime. The cost of such appraisal shall be borne by the Debtor.

(w) Provide a quarterly report on the occupation of the Project, which must contain at least: the name of the lessee, the leased area, the rental price and the term of the lease agreement, attaching a copy of the respective lease agreements or letters of intent.

(x) Maintain the original plan of design, characteristics, use, classification and schedule of execution of the Project, maintaining the specifications that were presented to the Creditor and based on which it approved the Credit. Any change in this regard, including any delay in the execution schedule of the Project of more than 6 months, must be submitted to the knowledge and written approval of the Creditor. If, at the discretion of the Creditor, the changes proposed by the Debtor are material and could affect the revenue stream of the Project, the Creditor may suspend the Disbursements of the Credit without liability on its part, giving the Debtor 5 Business Days notice. In that case, the Debtor must present to the Creditor a new cash flow in accordance with the new reality of the Project and the Creditor will proceed with a new review, analysis and approval process.

(y) In the event that the Creditor has made observations or recommendations to the Debtor with respect to the construction contracts of the Project, submit to the Creditor the request for amendments to the construction contracts of the Project for the Creditor's review, before making them.

(z) *Evidence to the Creditor no later than 3 months following the date of execution of Addendum No. 2: (i) an adhesion contract by Latam Logistic Properties in which it specifically adheres to the change of control clause, in which it accepts the scope and application thereof, (ii) the testimony of the protocolization of an agreement of the Debtor's Quota Holders where the Quota Holders agree: (1) the acceptance of the letter of commitment; (2) the amendment of the Credit and the granting of its guarantees; and (3) the adhesion of its shareholders and especially of Latam Logistic Properties to the change of control clause established in the letter of commitment that was replicated in the Credit Agreement."*

Clause 10.- The contracting parties agree to modify " ***Clause 7.1.- Negative Obligations of the Debtor"*** of the Loan so that it reads as follows:

"Clause 7.1.- Negative Obligations of the Debtor.- *The Debtor expressly undertakes and undertakes to comply with each and every one of the negative obligations, or not to do, detailed below, for the entire term of the Credit and until all the pecuniary obligations derived therefrom have been cancelled in full, without the prior written consent of the Creditor, which will only be denied under criteria of absolute reasonableness within a period of 15 calendar days from the date of receipt of the Debtor's request. By virtue of the foregoing, the Debtor shall refrain from:*

(a) *Merge, consolidate, spin off, combine or carry out a corporate restructuring, liquidate, dissolve, make amendments to its bylaws that could affect this Agreement, such as: decrease of its share capital (except when it is for a withdrawal that meets the conditions established in subsection (e) of this clause), reduction of the corporate term, modification of the corporate purpose.*

(b) *Modify the Business Line or its line of business as described to the Creditor when applying for the Credit.*

(c) *Render or grant guarantees, bonds or guarantees, or become an obligor under any condition (guarantor, guarantor, guarantor, debtor, co-debtor, responsible party or any other) in other credit operations with other creditors that compromise their assets. This limitation includes any amount for the tenant improvement allowance, any liabilities for the development of the Project's second office building and parking building.*

(d) *Effect a Change of Control.*

(e) *Make withdrawals or diversions of resources to its parent company or its Affiliated Companies, Related Companies and Subsidiary Companies, except that the Debtor is in compliance with the financial reasons stipulated in clause 6.1. subsection (c) and (d) and the total assets of the Debtor after the payment of each withdrawal are equal to or greater than the initial total assets. Such withdrawals or diversions of resources include, but are not limited to, dividends, returns of capital, granting of loans, granting of commercial credit on preferential terms or in excess of historical needs, donations,*

payment of rights, payment of transfer prices in excess of historical practice, or any other mechanism that involves a transfer of resources from the Debtor to any of the entities indicated. For the calculation of the adjusted equity, the Creditor will reduce the items that at its discretion are justified to eliminate the effect of resources channeled to the related items of the Debtor, as well as others that are affecting -in the opinion of the Creditor- the correct calculation of the leverage (among others, but not limited to these, there would be loans to related, trade receivables in excess of historical practice, new revaluations that offset the effect of dividend distributions in leverage, etc.).

(f) Make any amendments to the main construction contract of the Project.

(g) Replace the company Latam Logistic Properties as operator and administrator of the Project without the prior written consent of the Creditor. Consequently, the Debtor undertakes to analyze beforehand together with the Creditor, any need for replacement of the administrator that is based on objective reasons, including but not limited to contractual breaches, business strategy or similar, for which the Creditor must provide its response within a period of no more than 10 business days from the notification of the Debtor."

Clause 11.- The contracting parties agree to modify ***"Clause 6.1.- Financial Obligations"*** of the Loan so that they are hereinafter read as follows:

"Clause 6.1.- Financial Obligations.- *The Debtor undertakes to comply with each and every one of the financial obligations, which are detailed below, for the entire term of the Credit and until all the pecuniary obligations derived from it have been paid in full.*

(a) Submit the financial statements detailed below:

Obligated Society	Type of Financial Statement				Periodicity	Cut-off months of the Financial Statements	Delivery business days after cut-off
	Internal	Audited	Individual	Consolidated			
Debtor	•		•		Quarterly	March, June, September, December	30
Debtor		•	•		Annual	December	120

(b) In conjunction with the financial information, submit: (1) a trade receivables report containing: payer's name, identification number, due date, amount, and balance; (2) an accounts receivable detail containing: customer name and percentage; (3) an accounts payable report containing: the name of the supplier and percentage; and (4) a detail of credit lines granted to the Debtor indicating the name of the creditor, maximum amount of the credit facility, guarantees granted, balances owed and status thereof.

(c) *Maintain, as of 2026 and for the remainder of the term of the Loan, a level of leverage (adjusted liability-to-equity) ratio of 2.5 times equity, which will be reviewed quarterly according to the periodicity of the financial statements required for the months of March, June, September and December for the Debtor, which will be analyzed individually.*

(d) *Maintain within its assets the accounting account "quotas" with an amount equal to or greater than the sum of seven million Dollars (US$7,000,000.00).*

(e) *Maintain, as of 2025 and for the remainder of the term of the Loan, a minimum debt service coverage: (EBITDA / (Current portion of long-term debt + interest)) of at least 1.20 times, which will be reviewed according to the periodicity of the financial statements for the months of March, June, September, and December for the Debtor, which will be analyzed individually."*

Clause 12.- Liquidity Reserve.- The Debtor undertakes to constitute, within a maximum period of 6 months, a liquidity reserve for an amount equivalent to 3 months of debt service, in the amount of one million four hundred and fifty thousand Dollars (US$1,450,000.00), in order to cover any lack of cash flow of the Debtor, for the payment of debt service. The liquidity reserve must be kept invested in first-order instruments, such as time deposit certificates, and if used by the Debtor, it must provide the shortfall to maintain the amount of the stipulated reserve.

Clause 13.- Termination Condition.- The effectiveness of this Agreement is subject to the following resolutory conditions: At any time during the term of the Credit: (i) Latam Logistic Properties registers a Change of Control, understood as any event that results in Latam Logistic Properties holding less than fifty percent (50%) of the Debtor's share capital or losing the right to appoint managers and/or (ii) Latam Logistic Properties resigns or is removed for any reason of being the administrator and operator of the Project, except as indicated in clause 8.2 of the Agreement when there is prior written authorization from the Creditor for the replacement of the administrator/operator.

Clause 14.- By its nature, this Addendum No. 2 is of inestimable value.

Clause 15.- The contracting parties agree that each and every one of the stipulations of the Loan that have not been expressly modified by Addendum No. 1, Addendum No. 2 will remain with full force and legal effect and in case of contradiction of one with the other, directly or indirectly, the stipulations of this Addendum No. 2 will prevail.

In witness of the foregoing, we sign three originals of equal tenor and legal value in the City of San José, Republic of Costa Rica, on April 30, 2024.

P/ BANCO BAC SAN JOSE, S.A. CREDITOR ________________________ **FRANCISCO ECHANDI GURDIÁN**	**P/ 3-102-784433, S.R.L** **DEBTOR** ________________________ **JEAN AUBERT SCHNELL** ________________________ **MARICEL ROJAS CRUZ** ________________________ **ANNETTE FERNÁNDEZ PAGAN**
P/ LATAM LOGISTIC PAN HOLDCO VERBENA I, S. DE R.L. **COOKER** ________________________ **ANNETTE FERNÁNDEZ PAGAN**	**P/ HACIENDA LA VERBENA S.A.** **COOKER** ________________________ **JEAN AUBERT SCHNELL**